eWellness Corporation Distance Monitored Physical Therapy Programs

EWELLNESS CORPORATION AND MILLENIUM HEALTHCARE, INC.

SUPPLY AND DISTRIBUTION AGREEMENT

This Agreement (this “Agreement”) is made and entered into effective as of May 24, 2013 (the “Effective Date”) by and between:

A.          eWellness Corporation (“EWC” and or “EWC”), a EWC organized under the laws of Nevada, principal place of business at 2360 Corporate Circle, Suite 400, Henderson Nevada 89074-7722 and

B.          Millennium Healthcare, Inc., (“MHI”), a Delaware corporation having an address at 400 Garden City Plaza, Suite 440, Garden City, New York 11530.

Each may be referred to herein as a “Party” or, collectively, the “Parties.”

ARTICLE1

DEFINITIONS

“Effective Date” shall have the meaning set forth in the introductory paragraph of this Agreement.

“EWC Products” are those Distance Monitoring Physical Therapy (“DMpt”) Programs that are listed in and are attached hereto as Exhibit A, as may be amended from time to time, and all improvements thereto. EWC is under no obligation to include new technologies or platforms developed after the effective date of this agreement.

“EWC Products Territory” shall mean the 14 states that include: Maine, New Hampshire, Massachusetts, Rhode Island, Connecticut, New York, New Jersey, Delaware Maryland, Virginia, North Carolina, Georgia and Florida.

MHI may request that the EWC DMpt program can be offered by MHI in other states at the discretion of both EWC and MHI.

“EWC Shares” shall mean the shares of EWC’s restricted common stock referred to in Section 2.4 of this Agreement.

ARTICLE 2

SUPPLY AND DISRTIBUTION AGREEMENT

Supply and Distribution Agreement.   EWC hereby enters into a Supply and Distribution agreement with MHI for EWC’s Product(s) for use as described in Exhibit A in the assigned EWC Products Territory. Subject to the terms and conditions set forth herein, EWC grants to MHI, and MHI Hereby accepts, a limited, transferable right to use its best efforts as one of EWC’s partners to promote and use the EWC’s DMpt programs.

2.1         Use of Trademarks.

2.1.1          Ownership. MHI recognizes the validity of EWC’s trademarks and trade name (collectively “Trademarks”), acknowledges that the same are the property of EWC, and agrees that MHI owns no interest in, and agrees not to infringe upon, harm or contest the rights of EWC to its Trademarks. MHI will not take any action in derogation of EWC’s rights to its Trademarks.

2.1.2          Use of Trademarks and Trade Names.   So long as this Agreement is in effect, MHI shall have the right to use EWC’s Trademarks or trade names solely in connection with its activities hereunder. MHI’s use shall be limited to EWC Products and marketing material provided by EWC and pre-approved sales and marketing material produced by MHI. MHI shall not use any of EWC’s Trademarks, except in connection with its distribution of EWC Products under the terms of this Agreement.

2.1.3          Termination. MHI agrees that upon termination of this Agreement for any reason it will discontinue the use of and destroy or return as directed by EWC, any samples and materials as well as advertising, or other materials bearing any of EWC’s Trademarks.

2.1.4          Packaging. Any packaging shall comply with the rules and regulations of any regulatory body having jurisdiction over such packaging.

2.2          Back End Customer Support.   EWC shall provide the following support to MHI:

EWC representatives will be available to provide support to MHI technical service representatives within 12 to 48 hours.

2.4          Equity Earn In.

2.4.l            The EWC hereby agrees that for every $           of in revenue from MHI’s for the services provided hereunder for EWC’s DMpt program, it will issue            shares of EWC Shares to MHI, up to a maximum amount of             million EWC Shares, which amount represents a total of ten (           ) of the current anticipated issued and outstanding (           million shares of common stock) common stock of the EWC at the date of this Agreement. This number will be adjusted in the case of a reverse splits, so that the current value received is continued under a lower number of shares outstanding.

2.4.2          MHI agrees that it is acquiring the EWC Shares for its own account for investment purposes only and not with an intention to resell or distribute such shares.

2.4.3          MHI agrees that the EWC Shares are restricted securities as defined in Rule 144(a)(3) promulgated under the Securities Act of 1933, as amended (the “Act”), and, as such, may not be resold or transferred except pursuant to an effective registration statement filed under the Act or an exemption from the registration requirements of the Act. EWC shall have the right to request an opinion letter reasonably acceptable to its counsel in the case of a sale or transfer not made pursuant to an effective registration statement.

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ARTICLE 3

PRODUCT SUPPLY AND MINIMUM PURCHASE REQUIREMENTS

3.1          Agreement to Supply and Pricing. EWC agrees to provide the EWC DMpt program identified in Exhibit A hereto attached to MHI for Distance Monitored Physical Therapy services within terms of this Agreement. EWC agrees to pay the MHI for promoting EWC’s PT Evaluations, Re evaluations and Physical tests and any other services provided by EWC and or its personnel that would be performed by EWC staff and or EWC online distance monitored offerings. These services will be bill for insurance reimbursement by EWC for all evaluations testing and the 24-week On-line Exercise Programs. MHI will charge EWC a fixed billing fee for any services provided.

3.2          Quality Control. The EWC shall at all times provide their DMpt program in conformity with good practices of the physical therapy industry in the United States, which shall be no lower than such standards as are customary for the EWC’s other customers obtaining comparable products or services.

3.3          Compliance.  The DMpt program provided hereunder shall conform to and be in compliance with all applicable laws and regulations, be free from defect, claim, encumbrance or lien, and fit for the particular purpose and use intended by EWC patients. The EWC represents and expressly warrants that it has and shall at all times throughout the term of this Agreement has, whether by right, title or interest, including by license or otherwise, the intellectual property rights that are required to use, manufacture, market, offer to sell, sell, import and export the DMpt program in accordance with the terms of this Agreement and that neither this Agreement nor the act of any party pursuant hereto shall infringe any third party rights. The EWC further warrants that it shall comply with all applicable laws and regulations with respect to the provisioning of the MDpt program to MHI, and any Product sold and delivered by the EWC to MHI will be suitable for sale to its customers and that the DMpt program provided hereunder may be lawfully sold to the end users in the United States of America.

3.4          Conditions of Sale. These terms and conditions govern all sales and shipments by EWC and EWC hereby gives notice of refusal to honor any different or additional terms and conditions, except for such as may be expressly accepted by EWC in writing.

3.4.1          Limited Warranty. EWC warrants that the MDpt program is sold by it will be free of defects in workmanship or material for one (1) year as of the date of shipment to MHI. Should the EWC Products upon delivery fail to conform to this warranty, EWC shall, upon prompt written notice from MHI, correct such non-conformity either by replacement or by refund of the purchase price, at EWC’s option in its sole discretion. Return of EWC Products to EWC pursuant to this paragraph shall be at EWC’s risk and expense. THE FOREGOING WARRANTY IS IN LIEU OF ALL OTHER WARRANTIES OF QUALITY WHETHER WRITTEN, ORAL, OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANT ABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

The foregoing limited warranty shall not apply to any EWC DMpt program product or part (a) which has been improperly altered, (b) subjected to misuse, misapplication, negligence or accident, or (c) used in a manner contrary to EWC’s directions, or (d) t provided or for which the design was stipulated by MHI.

3.4.2          Limitation of liability.   Whether on account of any alleged breach of this agreement or defects claimed for EWC products furnished hereunder, delays in delivery or any other claim based upon or with respect to such EWC products, in no event shall EWC be liable to MHI for special, indirect, incidental or consequential damages including, but not limited to, loss of profits or revenue, loss of use of products or facilities or services, downtime cost, or claims of customers of the MHI for such other damages. EWC’s liability on any claim whether in contract, tort (including negligence) warranty, strict liability, or otherwise for any loss or damage arising out of, connected with, or from the design, manufacture, sale, delivery, resale. Repair, replacement, installation, or use of any product or part covered by or furnished under this contract shall in no case exceed the purchase price allocable to the EWC Product or part thereof which gives rise to the claim. All causes of action against EWC arising out of or relating to this contract or the performance hereof shall expire unless brought within one (1) year of the time of accrual thereof.

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ARTICLE 4

RENEW AL PRICES AND PAYMENT

4.1          Payment Terms. All DMpt program billing, based upon actual insurance reimbursements received by EWC from a patient and or their insurance company, shall pay MHI for any of its associated billing fees for the services provided for within 5 business days of receipt of such funds.

4.2          Taxes and Duties. MHI agrees to pay, and to indemnify and hold EWC harmless from, any and all of the following: sales, use or privilege taxes, excise or similar taxes, value added taxes, import and export taxes, duties, or assessments and any other related charged levied by any jurisdiction pertaining to the EWC DMpt program services, other than taxes computed on the net income of EWC. If EWC agrees to advance or pay any of such taxes or charges. MHI agrees to reimburse EWC for same within thirty (30) days or presentation of billing statements for such taxes or charges.

5.1          Recalls or Corrective Actions. MHI shall fully cooperate with EWC in any decision by EWC with respect to EWC DMpt program, to recall, retrieve and/or replace its program. All costs and expenses associated with such recalls and corrective actions shall be borne solely by EWC.

5.2          No Alteration. Each party shall not remove, obliterate, or in any other manner affect, any trademark, trade name, certification mark, testing seal, means of identification, instructional or safety warning, or other marking of the other, whether affixed to the EWC DMpt program materials or otherwise. MHI shall not make any changes in the literature, warnings, labels or advertising under which EWC prescribes that the EWC ’s DMpt program is to be sold without EWC ’s prior written authorization, and EWC shall deliver to MHI all such literature, warning, labels and materials to be provided by MHI to its customers.

ARTICLE 6

INDEMNIFICATION

6.1          Indemnification.

6.1.1          The EWC agrees to indemnify and hold MHI, its managers, members, officers, and employees (collectively, “MHI Indemnified Parties”; each, a “MHI Indemnified Party”) harmless from and against any and all costs, losses, liabilities, damages, claims or expenses (including without limitation reasonable attorney’s fees and expenses ) (collectively, “Losses”) incurred by an Indemnified Party arising out of, related to, occasioned by or attributable to: (i) any claims made against a MHI Indemnified Party related to any of the Products sold, marketed or distributed by MHI; (i i) any breach by the EWC or any of its direct ors, officers, employees or agents of any representation, warranty or covenant made by the EWC herein; or (iii) the gross negligence or willful misconduct on the part of the EWC, or any of its directors, officers, employees or agent s in its/their performance of this Agreement. Notwithstanding anything herein to the contrary, the foregoing indemnity will not apply to Losses to the extent that such Losses have resulted from the willful misconduct, bad faith, fraud or gross negligence of or breach of this Agreement by, a MHI Indemnified Party.

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6.1.2          MHI shall indemnify and hold the EWC and its directors, officers, employees and shareholders (collectively, “EWC Indemnified Parties”; each, a “EWC Indemnified Party”) harmless from any Losses incurred by a EWC Indemnified Party arising out of, related to, occasioned by or attributable to: (i) any breach by MHI or any of its managers, members, officers or employees of any representation, warranty or covenant made by MHI herein; or (ii) the gross negligence or willful misconduct on the part of MHI, or any of its managers, members, officers or employees in its/their performance of this Agreement. Notwithstanding anything herein to the contrary, the foregoing indemnity will not apply to Losses to the extent that such Losses ha ve resulted from the willful misconduct, bad faith, fraud or gross negligence of, or breach of this Agreement by, a EWC Indemnified Party.

ARTICLE 7

TERM AND TERMINATION

7.1          Term. This Agreement shall become effective as of the Effective Date, and unless earlier terminated in accordance with any provision hereof, shall remain in force and effect for a period of 25 years (Twenty Five). Unless this Agreement has been terminated as provided herein, this Agreement will be renewed annually thereafter unless otherwise terminated by the parties in accordance with its terms.

7.2          Other Rights of Termination.  The EWC may terminate this Agreement by giving written notice to MHI of such termination upon the occurrence of any of the following events:

7.2.1          any material breach of this Agreement by MHI or EWC;

7.2.2          dissolution of MHI or EWC for any reason;

7.2.3          if MHI shall be restrained, prevented or hindered for a continuous period of sixty

(60) days from transacting a substantial part of its business by reason of a judgment, decree, order, rule or regulation of any court, or of any administrative or governmental authority or agency; or

7.2.4          if MHI and or the EWC shall become subject to any action or proceeding in the nature of a bankruptcy proceeding under United States or other law or shall make an arrangement with its creditors, or shall make an assignment for the benefit of its creditors, or a receiver, custodian, trustee, liquidator or comparable officer shall be appointed for MHI and or the EWC or its businesses.

7.2.5          MHI may terminate this Agreement at any time by giving 30-day written notice to the EWC. Such termination shall not relieve MHI from the requirement to make the payments under Section 3.3 above.

7.3          Effect of Termination.  Upon any expiration or termination of this Agreement:

7.3.1          Neither party shall thereby be discharged from any liability or obligation to the other party which became due or payable prior to the effective date of such expiration or termination;

7.3.2          Those Sections of this Agreement which by their nature extend beyond termination, including but not limited to those in Articles 6 (“Indemnification”) and 9 (“General Provisions”) shall continue;

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7.3.3          MHI’s appointment as an authorized regional lab partner of EWC as more fully set forth herein shall immediately terminate, and MHI shall immediately cease any representations that it is an authorized regional lab partner ;

7.3.4          MHI will, upon request by EWC, transfer to EWC any product registrations, licenses or permits or other similar items which may have been obtained in the name of MHI, or jointly in the name of EWC and MHI, pursuant to this Agreement; and

7.3.5          The payment date of all monies due to one party by the other party shall automatically be accelerated so that they shall become due and payable on the effective date of expiration or termination.

ARTICLE 8

GENERAL PROVISIONS

8.1          Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties and their permitted successors and assigns, and shall be assignable by MHI to any of its affiliates or subsidiaries. This Agreement may be assigned if, MHI is acquired by another entity.

8.2          Governing Law. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of New York, without regard to its conflicts of laws principles. Each party hereby irrevocably and unconditionally consents and agrees that all actions, suits or other proceedings arising under or in connection with this Agreement shall be tried and litigated in state or federal courts located in the county of Nassau in the State of New York, which courts shall have exclusive jurisdiction to hear and determine any and all claims, controversies and disputes arising out of or related to this Agreement and each party hereto waives any objection it may have now or hereafter have to venue or to convenience of forum.

8.3          Amendment. This Agreement may be amended or supplemented only by a writing that refers explicitly to this Agreement and that is signed on behalf of both parties.

8.4          Waiver. No waiver will be implied from conduct or failure to enforce rights. No waiver will be effective unless in writing signed on behalf of the party against whom the waiver is asserted.

8.5          Force Majeure. Neither party will have the right to claim damages or to terminate this Agreement as a result of the other party’s failure or delay in performance due to circumstances beyond its reasonable control (except for obligations relating to fees payable under this Agreement) including, but not limited to, labor disputes, strikes, lockouts, shortages of or inability to manufacture or obtain the EWC Products hereunder, labor, energy, components, raw materials or supplies, war, riot, insurrection, epidemic, acts of God, or governmental action not the fault of the nonperforming party.

8.6          Severability. If any provision of this Agreement is held unenforceable or invalid by a court of competent jurisdiction, such unenforceability or invalidity shall not render this Agreement unenforceable or invalid as a whole. Rather, such provision shall be stricken from this Agreement and the remaining provisions shall be fully enforceable.

8.7          Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same Agreement. Any executed signature page delivered by facsimile transmission shall be binding to the same extent as an original executed signature page, without regard to any agreement subject to the terms hereof or any amendment thereto.

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8.8          Notices.  All notices shall be in writing and shall be by personal delivery, or by certified or registered mail, return receipt requested, and deemed given upon personal delivery, or five (5) days after deposit in the mail. Notices shall be sent to the addresses set forth below or such other address as either party may specify in writing:

MHI:

Chris Amandola, President
Millennium Healthcare, Inc.
400 Garden City Plaza, Suite 440
Garden City, New York 11530

EWC:

Darwin Fogt, MPT
President & CEO
EWellness Corporation
2360 Corporate Circle, Suite 400
Henerson, Nevada 89074-7722

With a copies to:

Hunter Taubman Weiss
17 State Street, Floor 20
New York, NY 10004
P: 917-512-0848
F: 212-202-6380
Attention: Louis E. Tubman, Esq.
E-Mail: ltaubman@,htwlaw.com

Abrams, Fensterman, Fensterman, Eisman, Formato,
Ferrara & Einiger, LLP
1111 Marcus Ave., Suite 107
Lake Success, NY 11042
Attention: Ayman Soliman, Esq.
Tel: (516) 328-2300
Fax: (516) 328-6638
Email: asoliman@abramslaw.com

Relationship of Parties; Use of Names.   The parties to this Agreement are independent contractors. Neither party has authority to bind the other or to incur any obligation on the other party’s behalf. Neither party will use the name of the other party except as necessary to comply with any applicable regulations.

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8.9          Confidentiality. The parties to this Agreement respect the confidentiality of ts contractual relationships. Each party agrees to not disclose any confidential information received from the other party in connection with this Agreement to any third party unless (i) such disclosure is approved in writing by the non-disclosing party or (ii) such disclosure is required by law or governmental regulation and the party requested to disclose such information has notified the other party in advance in writing. Neither party shall have any obligation with respect to the confidential information of the other party if (i) at the time of receipt, such information is in the public domain or subsequently enters the public domain without fault of the receiving party, (ii) at the time of receipt, the information was already known to the receiving party as evidenced by appropriate written records, (iii) such information becomes available to the receiving party from a bona-fide third-party source other than the disclosing party provided that such third-party source is not bound to any confidentiality obligations to the disclosing party; and (iv) such information is independently developed by the receiving party, as documented by appropriate written records. Upon termination or expiration of this Agreement, the receiving party shall cease all use of the other party’s confidential information and, if requested, return all confidential information received. The obligations set forth in this Section 9.9 shall continue beyond the termination or expiration of this Agreement, and for so long as either party possesses confidential information of the other party.

8.10          Arbitration. Any disputes arising under this Agreement will be submitted to binding arbitration through the American Arbitration Association. Each party shall select one arbitrator and the two arbitrators so selected shall select a third arbitrator so that the three arbitrators shall govern the arbitration process and issue decisions that shall be binding upon the parties. Any such arbitration shall take place at a location agreed to by both parties at the time of arbitration.

8.11          Legal Fees. In the event of any legal action, arbitration or other proceeding arising out of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and other costs incurred therein, in addition to any other relief to which it may be entitled.

8.12          Entire Agreement. This Agreement, including all exhibits to this Agreement, which are hereby incorporated by reference, represents the entire agreement between the parties relating to its subject matter and supersedes all prior representations, discussions, negotiations and agreements, whether written or oral.

8.13          Authority to Execute; Counterparts. Each of the undersigned represents and warrants that he/she has the right, legal capacity and authority to enter into this Agreement and that the execution of this Agreement has been authorized by the party on whose behalf the undersigned is executing this Agreement. This Agreement may be signed in counterparts which taken together shall constitute one document.

Millennium Healthcare Solutions, Inc.		eWellness Corpoartion

By:	/s/ Chris Amandola	By:	/s/ Douglas MacLellan
	Chris Amandola, Presidenbt		Douglas MacLellan, Chairman & Secretary

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EXHIBIT A

THE DMpt Program

CREATING A PARTNERSIDP TO PROVIDE DISTANCE MONITORED PHYSICAL THERAPY

eWellness Corporation is a privately held Nevada corporation that provides Distance Monitored Physical Therapy Programs to diabetic and health challenged patients, through contracted physician practices and healthcare systems. EWC’s plan is to become the new “Go-To” physical therapy solution in the national diabetes and obesity epidemic.

eWELLNESS DISTANCE MONITORED PHYSICAL THERAPY PROGRAM

The eWellness Distance Monitored Physical Therapy (“DMpt”) program, including: design, testing, exercise intervention, follow-up, and exercise demonstration, has been developed by accomplished Los Angeles based physical therapist Darwin Fogt. Mr. Fogt has extensive experience and education working with diverse populations from professional athletes to morbidly obese. He understands the most beneficial exercise prescription to achieve optimal results and is able to motivate all patient types to stay consistent in working toward their goals. Additionally, his methods have proven effective and safe as he demonstrates exercises with attention to proper form to avoid injury.

Fogt has established himself as a national leader in his field and has successfully implemented progressive solutions to delivering physical therapy. He has bridged the gap between physical therapy and fitness by opening Evolution Fitness, which uses licensed physical therapists to teach high intensity circuit training fitness classes. He also founded the first exclusive prenatal and postnatal physical therapy clinic in the country. Mr. Fogt is a leader in advancing the profession to incorporate research-based methods and focus on, not only rehabilitation but also wellness, functional fitness, performance, and prevention. He is able to recognize that the national healthcare structure (federal and private insurance) is moving toward a model of prevention.

TRACKABLE PHYSICAL THERAPY

The exercise DMpt prescription and instruction will be delivered with a series of on-line videos easily accessed by each patient on the internet. Each video will be 30 minutes in length with exercises, which will specifically address the common impairments associated with diabetes and/or obesity.

Exercise programs will be able to be performed within each patient’s own home or work location without requiring standard gym equipment.

Each patient will be required to log in to the system, upon conclusion of the prescribed exercise prescription; each successful patient shall be given the option of continuing to have access to the library of videos for continued independent progression for a nominal fee.

New video content with exercises specifically designed for the assigned population prescribed and demonstrated by a licensed physical therapist will be shot to maintain interest in the exercises among the viewing audience with monitoring performed automatically to ensure their compliance.

Each patient will be required to follow up with their referring physician at designated intervals and metrics such as blood pressure, blood sugars, BMI, etc. will be recorded to ensure success of the program.

TRACKABLE VIDEO EXERCISE PROGRAM

The ON-LINE DMpt video content will include all aspects of wellness preventative care to ensure the best results: cardiovascular training, resistance training, flexibility, and balance and stabilization.

Research studies on all the four distinct impairment have proven efficacious. Each video will integrate each of the four components to guarantee a comprehensive approach to the wellness program, but each video will specifically highlight one of the four components.

All of our DMpt video content will be fully mobile application compliant and are also available on all Desktops, Tablets, PC’s and MAC computers and devises.

Multiple DMpt exercise videos will be shot to improve adherence to the program and limit redundancy for the patients. Recognizable athletes and celebrities shall be recruited to participate as subjects in the videos to improve interest for the patients and improve compliance.

SPECIFIC VIDEO PROGRAMS

Each MHC patient would receive a prescription for a series of three 8-week DMpt courses (24 weeks) in total of physical therapy and exercise that is provided by viewing on-line programs produced by EWC where the patient can do these exercises and stretching on their own at least 3-days per week for at least 30 minutes. There would be a total of 8 videos in each DMpt series.

The DMpt videos can be watched on a smart phone, I-pad or desktop. In order to view the videos the patient would log onto the EWC web-site and would directed to watch the appropriate video in sequence. As they are logged-in, EWC will be able to monitor how often and if the entire video session was viewed. This data would be captured and every week would be sent the prescribing MHC physician and EWC physical therapist (“PT”) for review.

If the patient is not viewing the videos, then the prescribing MHC physician and/or the EWC PT would reach out to the patient by telephone and/or e-mail to encourage the patient to keep up their physical fitness regime. After each series the patient returns for an office visit to MHC for blood tests, blood pressure and weight management check up as well as a follow-up visit with the physical therapist for assessment of patient’s progress toward established goals.

These DMpt videos can be watched so that a lot of the instruction and perhaps even biofeedback can be done while walking and being outside and/or at your office desk.

EXERCISE PATIENT KITS

Each patient shall be provided a home exercise tool kit, which will includes: an inflatable exercise ball, a hand pump, a yoga mat, a yoga strap, and varying levels of resistance bands.

Each of the DMpt exercise videos will include exercises that incorporate the items given in the tool kit. By using a bare minimum of equipment, patients should be able to participate more easily at home or at their workplace. The estimated cost of the Exercise patient kit is $            this amount will be refundable to the patient if they complete the program.

Yoga Mats

Yoga Straps

Exercise Ball

Exercise Bands: (each patient would get 3 various resist bands) Pump

UP HEALTH MONITORING BANDS

In conjunction with the video program each patient would also receive UP Jawbone Health Monitor band. https://jawbone.com/up #system. Track every move, including to distance, calories burned, active time, sleep time and quality, and activity intensity. The Jawbone has a price of $          per unit, this amount will be refundable to the patient if they complete the program.

UP™ is a system that takes a holistic approach to a healthy lifestyle. The wristband tracks your movement and sleep in the background. The app displays your data, lets you add things like meals and mood, and delivers insights that keep you moving forward.

UP was designed to fit seamlessly in people’s lives. Real life. It’s a thoughtful combination of engineering and design, custom-made for how we live. UP is both flexible and strong. Sometimes UP needs to slide smoothly under sleeves or bend to accommodate an active lifestyle. Other times it has to be strong enough to stand up to a snowball fight without a problem (or more likely, a few thousand showers). Day and night, UP is right there with you.

iBGSTAR (For Diabetic Patients Only)

In addition to Jawbone monitoring system and access to exercise videos, patients will receive an iBGStar blood glucose monitoring system. Data from self-monitoring will be captured and monitored throughout the program.

The innovative iBGStar® is the first blood glucose meter that can be used on its own or connected directly to an Apple iPhone® or iPod touch® to easily display, manage and communicate your diabetes information. The iBGStar meets today’s industry standards for accuracy.

BGStar is anticipated to be reimbursable through insurance submittal with physician prescription, with a cost of $29.99.

PATIENT BILLING

Billing & Reimbursement Cycles: We anticipate that EWC will submit bills to their patients insurance companies on a daily basis. MHI will charge EWC a fixed billing fee for any services provided.

PT Evaluations, Re-evaluations and Physical tests would be performed by EWC staff that will be located at selected MHC facilities, affiliated physician offices and non-affiliated physician offices..

FOLLOW-ON PROGRAM

Upon conclusion of the prescribed exercise prescription, each successful patient shall be given the option of continuing to have access to the library of videos for continued independent progression for a nominal fee of $29.99 for a one-year program extension.

New video content with exercises specifically designed for the assigned population prescribed and demonstrated by a licensed physical therapist will be shot to maintain interest in the exercises among the viewing audience.